Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Consolidated Financial and Other Data”, “Selected Historical Consolidated Financial and Other Data”, and “Experts” and to the use of our report dated June 7, 2018, in the Registration Statement (Form S-1) and related Prospectus of Zekelman Industries, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

August 17, 2018